EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Partners Reports Fourth Quarter and Full Year 2022 Results and Introduces Full Year 2023 Distribution Guidance
HOUSTON--(BUSINESS WIRE)-- Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) today announced its financial results for fourth quarter and full year 2022.
HIGHLIGHTS
•For the three and twelve months ended December 31, 2022, Cheniere Partners generated revenues of $4.7 billion and $17.2 billion, respectively, net income of $2.5 billion and $2.5 billion, respectively, and Adjusted EBITDA1 of $1.6 billion and $5.1 billion, respectively.
•Declared a cash distribution of $1.07 per common unit to unitholders of record as of February 6, 2023, comprised of a base amount equal to $0.775 and a variable amount equal to $0.295. The common unit distribution and the related general partner distribution was paid on February 14, 2023.
•Introducing full year 2023 distribution guidance of $4.00 - $4.25 per common unit.
•In February and October 2022, respectively, substantial completion was achieved on Train 6 of the SPL Project (defined below) and the third marine berth at the Sabine Pass LNG Terminal.
•In November 2022, Cheniere Partners achieved its second investment grade issuer rating from S&P Global Ratings as a result of an upgrade from BB+ to BBB with a stable outlook.
•In February 2023, certain subsidiaries of Cheniere Partners initiated the pre-filing review process with the Federal Energy Regulatory Commission (“FERC”) under the National Environmental Policy Act for the SPL Expansion Project (defined below).

2023 FULL YEAR DISTRIBUTION GUIDANCE

2023
Distribution per Unit	$4.00	-	$4.25

SUMMARY AND REVIEW OF FINANCIAL RESULTS

(in millions, except LNG data)	Three Months Ended December 31,			Twelve Months Ended December 31,
	2022	2021	% Change	2022	2021	% Change
Revenues	$4,721	$3,257	45%	$17,206	$9,434	82%
Net income	$2,511	$506	396%	$2,498	$1,630	53%
Adjusted EBITDA[1]	$1,591	$868	83%	$5,071	$3,076	65%
LNG exported:
Number of cargoes	112	97	15%	423	359	18%
Volumes (TBtu)	407	345	18%	1,531	1,284	19%
LNG volumes loaded (TBtu)	410	342	20%	1,533	1,280	20%

___________________________
1 Non-GAAP financial measure. See “Reconciliation of Non-GAAP Measures” for further details.

Adjusted EBITDA1 increased $0.7 billion and $2.0 billion during the three and twelve months ended December 31, 2022, respectively, as compared to the three and twelve months ended December 31, 2021. The increase in Adjusted EBITDA was primarily due to increased margins per MMBtu of LNG and increased volumes of LNG delivered. Adjusted EBITDA was also positively impacted by the recognition of the $765 million lump-sum payment made by Chevron U.S.A. Inc. (“Chevron”) throughout the six months ended December 31, 2022 related to the previously announced early termination of the Terminal Use Agreement (“TUA”) between Sabine Pass LNG, L.P. and Chevron.
Net income increased $2.0 billion and $0.9 billion during the three and twelve months ended December 31, 2022, respectively, as compared to the three and twelve months ended December 31, 2021. The increase during the three months ended December 31, 2022 was primarily due to non-cash favorable changes in fair value of commodity derivatives, increased margins per MMBtu of LNG, increased volumes of LNG delivered and the recognition of the remaining proceeds of the lump-sum payment related to the early termination of the TUA with Chevron. The increase during the twelve months ended December 31, 2022 was primarily due to increased margins per MMBtu of LNG and increased volumes of LNG delivered, the Chevron TUA payment, and was partially offset by non-cash unfavorable changes in fair value of commodity derivatives.
Substantially all derivative gains (losses) are attributable to the recognition at fair value of our long-term Integrated Production Marketing (“IPM”) agreement with Tourmaline Oil Marketing Corp. (“Tourmaline”), a natural gas supply contract with pricing indexed to the Platts Japan Korea Marker (“JKM”). Our IPM agreement is structured to provide stable margins on purchases of natural gas and sales of LNG over the life of the agreement and has a fixed fee component, similar to that of LNG sold under our long-term, fixed fee LNG SPAs. However, the long-term duration and international price basis of our IPM agreement makes it particularly susceptible to fluctuations in fair market value from period to period. In addition, accounting requirements prescribe recognition of this long-term gas supply agreement at fair value, but does not currently permit fair value recognition of the associated sale of LNG, resulting in a mismatch of accounting recognition for the purchase of natural gas and sale of LNG. As a result of the significant volatility in the forward JKM curves during the three and twelve months ended December 31, 2022, we recognized approximately $1.4 billion and $(0.8) billion, respectively, of non-cash favorable (unfavorable) changes in fair value attributable to the Tourmaline IPM agreement.
During the three and twelve months ended December 31, 2022, we recognized in income 410 TBtu and 1,520 TBtu, respectively, of LNG loaded from the SPL Project. Additionally, in the year ended December 31, 2022, approximately 13 TBtu of commissioning LNG was exported from the SPL Project.
BALANCE SHEET MANAGEMENT
Capital Resources
As of December 31, 2022, our total available liquidity was approximately $2.6 billion. We had cash and cash equivalents of approximately $0.9 billion. In addition, we had current restricted cash and cash equivalents of $92 million, $750 million of available commitments under our CQP Credit Facilities, and $872 million of available commitments under the Sabine Pass Liquefaction, LLC (“SPL”) Working Capital Facility.
Recent Key Financial Transactions and Updates
In November and December 2022, SPL issued an aggregate principal amount of $500 million of Senior Secured Amortizing Notes due 2037, the proceeds of which, together with cash on hand, were used to redeem the remaining outstanding amount of SPL’s 5.625% Senior Secured Notes, subsequent to the $300 million redemption in October 2022.

SABINE PASS OVERVIEW
We own natural gas liquefaction facilities consisting of six liquefaction Trains, with a total production capacity of approximately 30 million tonnes per annum (“mtpa”) of LNG at the Sabine Pass LNG terminal in Cameron Parish, Louisiana (the “SPL Project”).
As of February 17, 2023, approximately 1,990 cumulative LNG cargoes totaling over 135 million tonnes of LNG have been produced, loaded, and exported from the SPL Project.

SPL Expansion Project
We are developing an expansion adjacent to the SPL Project consisting of up to 3 natural gas liquefaction trains with an expected total production capacity of approximately 20 mtpa of LNG (the “SPL Expansion Project”). In February 2023, certain of our subsidiaries initiated the pre-filing review process with the FERC.
DISTRIBUTIONS TO UNITHOLDERS
In January 2023, we declared a cash distribution of $1.07 per common unit to unitholders of record as of February 6, 2023, comprised of a base amount equal to $0.775 ($3.10 annualized) and a variable amount equal to $0.295, which takes into consideration, among other things, amounts reserved for annual debt repayment and capital allocation goals, anticipated capital expenditures to be funded with cash, and cash reserves to provide for the proper conduct of the business. The common unit distribution and the related general partner distribution was paid on February 14, 2023.

INVESTOR CONFERENCE CALL AND WEBCAST
Cheniere Energy, Inc. will host a conference call to discuss its financial and operating results for fourth quarter and full year 2022 on Thursday, February 23, 2023, at 11 a.m. Eastern time / 10 a.m. Central time. A listen-only webcast of the call and an accompanying slide presentation may be accessed through our website at www.cheniere.com. Following the call, an archived recording will be made available on our website. The call and accompanying slide presentation may include financial and operating results or other information regarding Cheniere Partners.

About Cheniere Partners
Cheniere Partners owns the Sabine Pass LNG terminal located in Cameron Parish, Louisiana, which has natural gas liquefaction facilities consisting of six liquefaction Trains with a total production capacity of approximately 30 mtpa of LNG. The Sabine Pass LNG terminal also has operational regasification facilities that include five LNG storage tanks, vaporizers, and three marine berths. Cheniere Partners also owns the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate and intrastate pipelines.

For additional information, please refer to the Cheniere Partners website at www.cheniere.com and Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Use of Non-GAAP Financial Measures
In addition to disclosing financial results in accordance with U.S. GAAP, the accompanying news release contains a non-GAAP financial measure. Adjusted EBITDA is a non-GAAP financial measure that is used to facilitate comparisons of operating performance across periods. This non-GAAP measure should be viewed as a supplement to and not a substitute for our U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP, and the reconciliation from these results should be carefully evaluated.

Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ financial and operational guidance, business strategy, plans and objectives, including the development, construction and operation of liquefaction facilities, (ii) statements regarding Cheniere Partners’ anticipated quarterly distributions and ability to make quarterly distributions at the base amount or any amount, (iii) statements regarding regulatory authorization and approval expectations, (iv) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (v) statements regarding the business operations and prospects of third-parties, (vi) statements regarding potential financing arrangements, and (vii) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Tables Follow)

Cheniere Energy Partners, L.P.
Consolidated Statements of Income
(in millions, except per unit data)(1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
LNG revenues	$2,926	$2,582	$11,507	$7,639
LNG revenues—affiliate	1,300	594	4,568	1,472
LNG revenues—related party	—	—	—	1
Regasification revenues	477	67	1,068	269
Other revenues	18	14	63	53
Total revenues	4,721	3,257	17,206	9,434

Operating costs and expenses
Cost of sales (excluding items shown separately below)	1,441	2,112	11,887	5,290
Cost of sales—affiliate	47	22	213	84
Cost of sales—related party	—	16	—	17
Operating and maintenance expense	207	170	757	635
Operating and maintenance expense—affiliate	48	39	166	142
Operating and maintenance expense—related party	27	12	72	46
General and administrative expense	2	2	5	9
General and administrative expense—affiliate	22	21	92	85
Depreciation and amortization expense	165	140	634	557
Other	—	4	—	11
Other—affiliate	—	1	—	1
Total operating costs and expenses	1,959	2,539	13,826	6,877

Income from operations	2,762	718	3,380	2,557

Other income (expense)
Interest expense, net of capitalized interest	(229)	(195)	(870)	(831)
Loss on modification or extinguishment of debt	(33)	(20)	(33)	(101)
Other income, net	11	1	21	3
Other income—affiliate	—	2	—	2
Total other expense	(251)	(212)	(882)	(927)

Net income	$2,511	$506	$2,498	$1,630

Basic and diluted net income per common unit(1)	$4.63	$0.93	$3.27	$3.00

Weighted average basic and diluted number of common units outstanding	484.0	484.0	484.0	484.0

(1)Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Cheniere Energy Partners, L.P.
Consolidated Balance Sheets
(in millions, except unit data) (1)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$904	$876
Restricted cash and cash equivalents	92	98
Trade and other receivables, net of current expected credit losses	627	580
Accounts receivable—affiliate	551	232
Accounts receivable—related party	—	1
Advances to affiliate	177	141
Inventory	160	176
Current derivative assets	24	21
Margin deposits	35	7
Other current assets	50	80
Total current assets	2,620	2,212

Property, plant and equipment, net of accumulated depreciation	16,725	16,830
Operating lease assets	89	98
Debt issuance costs, net of accumulated amortization	8	12
Derivative assets	28	33
Other non-current assets, net	163	173
Total assets	$19,633	$19,358

LIABILITIES AND PARTNERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$32	$21
Accrued liabilities	1,378	1,073
Accrued liabilities—related party	6	4
Due to affiliates	74	67
Deferred revenue	144	155
Deferred revenue—affiliate	3	1
Current operating lease liabilities	10	8
Current derivative liabilities	769	16
Other current liabilities	5	—
Total current liabilities	2,421	1,345

Long-term debt, net of premium, discount and debt issuance costs	16,198	17,177
Operating lease liabilities	80	89
Finance lease liabilities	18	—
Derivative liabilities	3,024	11
Other non-current liabilities—affiliate	23	18

Commitments and contingencies

Partners’ equity (deficit)
Common unitholders’ interest (484.0 million units issued and outstanding at both December 31, 2022 and 2021)	(1,118)	1,024
General partner’s interest (2% interest with 9.9 million units issued and outstanding at both December 31, 2022 and 2021)	(1,013)	(306)
Total partners’ equity (deficit)	(2,131)	718
Total liabilities and partners’ equity (deficit)	$19,633	$19,358

(1)Please refer to the Cheniere Energy Partners, L.P. Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

Reconciliation of Non-GAAP Measures
Regulation G Reconciliations
Adjusted EBITDA
The following table reconciles our Adjusted EBITDA to U.S. GAAP results for the three and twelve months ended December 31, 2022 and 2021 (in millions):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Net income	$2,511	$506	$2,498	$1,630
Interest expense, net of capitalized interest	229	195	870	831
Loss on modification or extinguishment of debt	33	20	33	101
Other income, net	(11)	(1)	(21)	(3)
Other income—affiliate	—	(2)	—	(2)
Income from operations	$2,762	$718	$3,380	$2,557
Adjustments to reconcile income from operations to Adjusted EBITDA:
Depreciation and amortization expense	165	140	634	557
Loss (gain) from changes in fair value of commodity derivatives, net (1)	(1,336)	5	1,057	(49)
Other	—	5	—	11
Adjusted EBITDA	$1,591	$868	$5,071	$3,076

(1) Change in fair value of commodity derivatives prior to contractual delivery or termination
Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our Consolidated Financial Statements to assess the financial performance of our assets without regard to financing methods, capital structures, or historical cost basis. Adjusted EBITDA is not intended to represent cash flows from operations or net income as defined by U.S. GAAP and is not necessarily comparable to similarly titled measures reported by other companies.
We believe Adjusted EBITDA provides relevant and useful information to management, investors and other users of our financial information in evaluating the effectiveness of our operating performance in a manner that is consistent with management’s evaluation of financial and operating performance.
Adjusted EBITDA is calculated by taking net income before interest expense, net of capitalized interest, depreciation and amortization, and adjusting for the effects of certain non-cash items, other non-operating income or expense items and other items not otherwise predictive or indicative of ongoing operating performance, including the effects of modification or extinguishment of debt, impairment expense and loss on disposal of assets, and changes in the fair value of our commodity derivatives prior to contractual delivery or termination. The change in fair value of commodity derivatives is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of the related item economically hedged. We believe the exclusion of these items enables investors and other users of our financial information to assess our sequential and year-over-year performance and operating trends on a more comparable basis and is consistent with management’s own evaluation of performance.

Contacts
Cheniere Partners

Investors
Randy Bhatia	713-375-5479
Frances Smith	713-375-5753

Media Relations
Eben Burnham-Snyder	713-375-5764